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Exhibit 10.cc

SECOND AMENDMENT TO
PARTICIPATION AGREEMENT

        THIS SECOND AMENDMENT TO PARTICIPATION AGREEMENT, dated as of August 24, 2001 (this " Amendment "), amends the Participation Agreement, dated as of October 22, 1999, by and among ADC Telecommunications, Inc., a Minnesota corporation, as Lessee; Lease Plan North America, Inc., not in its individual capacity, except as expressly stated therein, but solely as Agent Lessor for the Participants; the Persons named on Schedule I thereto, as Participants; and ABN AMRO Bank N.V., as Administrative Agent, as amended by the First Amendment to Participation Agreement, dated as of January 29, 2001 (the " First Amendment ") (as so amended by the First Amendment, the " Participation Agreement "). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in Appendix 1 to the Participation Agreement.

        WHEREAS, the parties hereto have entered into the Participation Agreement and the other Operative Documents to fund the Construction of the Financed Improvements on the Land; and

        WHEREAS, the parties hereto desire to amend the Participation Agreement as hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

        SECTION 1 AMENDMENTS. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 , the Participation Agreement shall be amended in accordance with Sections 1.1-1.3 .

        SECTION 1.1 Net Worth . Section 8.17 of the Participation Agreement is hereby amended and restated in its entirety to read as follows:

  "SECTION 8.17 Net Worth . Lessee shall not permit at any time Net Worth to be less than the sum of (a) $1,929,000,000, plus (b) 50% of positive net income for the period from and including May 1, 2001, to and including October 31, 2001, plus (c) for each fiscal year, commencing with the fiscal year ending October 31, 2001, 50% of positive net income for such fiscal year, plus (d) with respect to the issuance or sale of capital stock of Lessee or the conversion of Indebtedness of Lessee into equity of Lessee, in each case occurring after the date hereof, 50% of the aggregate Net Issuance Proceeds received by Lessee from such issuance or sale of capital stock, plus 50% of the principal amount of any Indebtedness so converted if such issuance, sale or conversion occurs at a time when Lessee shall have no Rating or at a time when Lessee's Rating is lower than BBB- and Baa3, respectively; such covenant to be calculated as of the end of each fiscal quarter."

        SECTION 1.2 Funded Debt to EBITDA Ratio . Section 8.18 of the Participation Agreement is hereby amended and restated in its entirety to read as follows:

  "SECTION 8.18 Funded Debt to EBITDA Ratio . Lessee shall not permit, as of the end of any fiscal quarter, the ratio of (a) aggregate principal amount of Funded Debt of Lessee and its Subsidiaries to (b) EBITDA for the four consecutive fiscal quarters then ending, to exceed 2.75:1."

        SECTION 1.3 Definitions . (a) Each of the following definitions appearing in Appendix 1 to the Participation Agreement is hereby amended and restated in its entirety to read as follows:

          "' Applicable Commitment Fee Rate ' means, at any time, the rate per annum of 37.5 basis points."

          "' Applicable Tranche A2 Margin ' means, at any time of determination of the LIBO Rate or the Alternate Base Rate for purposes of the Tranche A2 Certificate Amounts, the rate per annum of 225 basis points."

          "' Applicable Tranche A3 Margin ' means, at any time of determination of the LIBO Rate or the Alternate Base Rate for purposes of the Tranche A3 Certificate Amounts, the rate per annum of 235 basis points."

          "' Applicable Tranche B Margin ' means, at any time of determination of the LIBO Rate or the Alternate Base Rate, the rate per annum of 250 basis points."

          "' Applicable Tranche C Equity Margin ' means, at any time of determination of the LIBO Rate or the Alternate Base Rate, the rate per annum of 350 basis points."

          "' EBITDA ' means, for any applicable period, Net Income for such period, plus, to the extent deducted in determining Net Income for such period, the aggregate amount of (i) Interest Expense, (ii) federal, state, local and foreign income taxes, (iii) depletion, depreciation and amortization of tangible and intangible assets and (iv) for the quarter ended April 30, 2001, $251,619,000 of non-recurring charges which accrued during such quarter."

          "' Interest Expense ' means, for any applicable period, the aggregate consolidated interest expense (both cash and non-cash and determined without regard to original issue discount) of Lessee and its Subsidiaries for such period plus , without duplication, any interest expense which would have accrued during such period if all Indebtedness which existed immediately after the consummation of any merger to which Lessee is a party or of any Acquisition by Lessee or its Subsidiaries, in each case, during such period was in existence on the first day of such period, as determined in accordance with GAAP, including, to the extent allocable to interest expense in accordance with GAAP, (i) all other fees paid or owed with respect to the issuance or maintenance of Contingent Obligations (including letters of credit of Lessee and its Subsidiaries), (ii) net costs or benefits payable under Swap Contracts of Lessee and its Subsidiaries, (iii) the portion of any payments made in respect of obligations in respect of capitalized leases of Lessee and its Subsidiaries allocable to interest expense and (iv) the portion of any rental payments made in respect of synthetic leases under which Lessee or any Subsidiary is lessee allocable to interest."

          "' Tranche A2 Put Margin ' means 250 basis points per annum."

          "' Tranche A3 Put Margin ' means 260 basis points per annum."

          "' Tranche B Basic Rent ' means, for each Payment Date with respect to each Interest Period ending on such Payment Date, an amount equal to the product of (a) the daily aggregate Certificate Amounts of the Tranche B Participants, (b) the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period (or pursuant to Section 14.1 or 14.2 of the Participation Agreement, the Alternate Base Rate) plus the Applicable Tranche B Margin, (c) 1/360 and (d) the number of days in such Interest Period; provided , that if a Put Event has occurred, the foregoing clause (b) shall be deemed to be the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Tranche B Put Margin as in effect from time to time; and provided further , that immediately upon the occurrence of an Event of Default, the foregoing clause (b) shall be deemed to be the sum of the Alternate Base Rate in effect in such Interest Period plus 250 basis points per annum."

          "' Tranche C Basic Rent ' means, for each Payment Date with respect to each Interest Period ending on such Payment Date, an amount equal to the product of (a) the daily aggregate Certificate Amounts of the Tranche C Equity Participants, (b) the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period (or pursuant to Section 14.1 or 14.2 of the Participation Agreement, the Alternate Base Rate) plus the Applicable Tranche C Equity Margin, (c) 1/360 and

  (d) the number of days in such Interest Period; provided , that if a Put Event has occurred, the foregoing clause (b) shall be deemed to be the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Tranche C Put Margin as in effect from time to time; and provided further , that immediately upon the occurrence of an Event of Default, the foregoing clause (b) shall be deemed to be the sum of the Alternate Base Rate in effect in such Interest Period plus 275 basis points per annum."

          (b)  Appendix I to the Participation Agreement is hereby amended by adding thereto the following new terms in proper alphabetical order:

          "' Tranche B Put Margin ' means 275 basis points per annum."

          "' Tranche C Put Margin ' means 375 basis points per annum."

        SECTION 2 AMENDMENT FEE. Lessee agrees to pay to the Administrative Agent on the date hereof for the pro-rata benefit of the Participants an amendment fee (the "' Amendment Fee ") in an amount equal to 0.25% of the Commitments.

        SECTION 3 CONDITIONS PRECEDENT. This Amendment shall become effective as of the date hereof upon the satisfaction or waiver of each of the following conditions precedent:

          (a)  The Agent Lessor shall have received this Amendment, duly executed by each of the parties hereto.

          (b)  The Administrative Agent shall have received, on behalf of the Participants, payment of the Amendment Fee.

          (c)  Each of the Participants and the Agent Lessor shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent each of the Participants or the Agent Lessor or their respective counsel may reasonably request.

          (d)  Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to each of the Participants and the Agent Lessor and their respective counsel.

        SECTION 4 REPRESENTATIONS AND WARRANTIES. Each of the parties hereto hereby represents and warrants that (a) the execution, delivery and performance of this Amendment has been duly authorized by such party, (b) the person executing this Amendment on its behalf has been duly authorized to act on its behalf, (c) this Amendment constitutes its legal, valid, binding and enforceable agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally and (d) its entry into this Amendment will not violate any agreement, law, rule or regulation by which it is bound or by which any of its assets are affected. In order to induce the Participants and the Agent Lessor to execute and deliver this Amendment, Lessee hereby represents to each of the Participants and the Agent Lessor that, as of the date hereof, the representations and warranties set forth in Section 7.2 of the Participation Agreement are and shall be and remain true and correct and Lessee is in full compliance with all of the terms and conditions of each Operative Document to which it is a party and no Default or Event of Default has occurred and is continuing or shall result after giving effect to this Amendment.

        SECTION 5 MISCELLANEOUS.

        SECTION 5.1 Continuing Effectiveness, etc . This Amendment shall be deemed to be an amendment to the Participation Agreement, and the Participation Agreement, as amended hereby, and each other Operative Document, shall remain in full force and effect and are hereby ratified, approved and confirmed in each and every respect. On and after the date hereof, all references to the "Participation Agreement" in the Operative Documents or in any other document, instrument, certificate, agreement, opinion or writing shall be deemed to refer to the Participation Agreement as amended hereby. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any provision, right, power or remedy of any party hereto under any Operative Document.

        SECTION 5.2 Severability . Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 5.3 Headings . The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

        SECTION 5.4 Execution in Counterparts . This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 5.5 Governing Law . THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW. This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, written or oral, with respect thereto.

        SECTION 5.6 Successors and Assigns . This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        SECTION 5.7 Fees and Expenses . Lessee agrees to pay on demand all costs and expenses of or incurred by each of the other parties hereto in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Agent Lessor.

        [signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC., as Lessee
By:	/s/ GOKUL V. HEMMADY

Name:	Gokul V. Hemmady

Title:	Vice President and Treasurer

LEASE PLAN NORTH AMERICA, INC., not in its individual capacity, except as expressly stated in the Participation Agreement, but solely as Agent Lessor
By:	/s/ BLAKE J. LACHER

Name:	Blake J. Lacher

Title:	Vice President

AMSTERDAM FUNDING CORPORATION, as a Participant
By:	/s/ ANDREW L. STIDD

Name:	Andrew L. Stidd

Title:	President

ABN AMRO BANK N.V., as a Participant
By:	/s/ PETER L. EATON

Name:	Peter L. Eaton

Title:	Group Vice President

By:	/s/ JOHN P. RICHARDSON

Name:	John P. Richardson

Title:	Vice President

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SECOND AMENDMENT TO PARTICIPATION AGREEMENT